Exhibit 10.1

DATE 6th May 2026

NORBROOK LABORATORIES LIMITED

AND

IMMUCELL CORPORATION

SETTLEMENT DEED

THIS SETTLEMENT DEED is made on 6th May 2026

BETWEEN

1.	NORBROOK LABORATORIES LIMITED (company registration number NI007665) whose registered office is at Station Works, Camlough Road, Newry, Co. Down, Northern Ireland, BT35 6JP (“Norbrook”); and

2.

IMMUCELL CORPORATION, a corporation duly organised and existing under the laws of the State of Delaware, United States of America (USA) having its principal office at 56 Evergreen Drive, Portland, Maine 04103 (“ImmuCell”);

(each a “Party” and together the “Parties”).

BACKGROUND

(A)

The Parties have entered into a Development Services and Commercial Supply Agreement dated 5 September 2019 (the “DSA”). The DSA has been subject to various amending agreements, most recently on 29 November 2024.

(B)	The DSA expired on 31 March 2026.

(C)

In 2025, following successive audits from the U.S. Food and Drug Administration (FDA), Norbrook’s FDA approval was placed in pending status and despite Norbrook’s continuous best efforts and engagement with the FDA, the status of the FDA approval has not changed. This has led to a dispute between the Parties regarding the DSA and as discussed between the Parties since the beginning of 2026 (the “Dispute”).

(D)

The Parties have engaged in commercial discussions and, by this deed (the “Settlement Deed”), the Parties have agreed that they wish to fully and finally settle the Dispute and any and all other disputes or differences arising out of or relating to the Dispute and the DSA (as amended). Further, the Parties wish to record those terms of settlement, on a binding basis, in this Settlement Deed.

1.	INTERPRETATION

1.1	Clause, Schedule and paragraph headings shall not affect the interpretation of this Settlement Deed.

1.2	Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.

1.3

This Settlement Deed shall be binding on, and enure to the benefit of, the Parties and their respective personal representatives, successors and permitted assigns, and references to a Party shall include that Party’s successors, permitted assigns and permitted transferees.

2.	AGREED TERMS

2.1	The Parties agree as follows:

(a)

Norbrook shall pay ImmuCell $2,000,000 (two million US Dollars), which is to be paid within 10 working days of the date of signing this Settlement Deed. If that amount is not paid within such period, interest shall accrue on that amount at 18% per annum until paid in full, and any failure to timely pay that amount or applicable interest shall be deemed a material breach of this Settlement Deed.

3.	SETTLEMENT

3.1

Each Party agrees that this Settlement Deed is made in full and final settlement of the Dispute and the DSA (as amended) and any other claims, counterclaims, causes of action, rights and obligations, whether known or unknown, past, present or future, arising directly or indirectly out of, related to or in connection with the Dispute and the DSA (as amended), which the Parties have, or may have, against each other (in any capacity, whether as trustee or otherwise) or against each other’s parent company, subsidiaries, assigns, transferees, partners, representatives, principals, agents, officers, directors and employees (“Related Parties”) whether at law or in equity, of whatsoever nature (including any claim based on fraud or otherwise based on allegations of dishonesty, impropriety, conspiracy or other intentional or reckless conduct) and howsoever arising, in any jurisdiction whatsoever, whether secured, proprietary, by way of tracing, priority or otherwise, whether by way of contribution or subrogation or otherwise, whether or not presently known to the law, including, but not limited to any claims in respect of breaches or non-performances of contract, indemnities, tortious acts (including, without limitation, negligence and misrepresentation), statutory duty, for contribution or for interest and/or costs and any such liabilities are hereby discharged, save only for the purpose of giving effect to the terms of this Settlement Deed.

4.	NON-ADMISSION OF LIABILITY

4.1	Each of the Parties agree that this Settlement Deed is not and shall not be represented or construed as an admission of liability of any wrongdoing on the part of either of the Parties.

4.2	No Party shall make, authorise the making of, or encourage its Related Parties or any third party to make any false, misleading or defamatory, adverse or derogatory statement about the other Party.

5.	WARRANTIES AND AGREEMENT NOT TO SUE

5.1

Each Party agrees that upon payment of the Settlement Sum, on behalf of itself and on behalf of its Related Parties, not to sue, commence, prosecute or cause to be commenced or prosecuted against the other Party or (to the extent relevant) its Related Parties any action, suit or other proceedings concerning the Dispute and the DSA (as amended) in this jurisdiction or in any other jurisdiction.

5.2	Each Party hereby confirms and warrants that it has not commenced proceedings against the other Party in any jurisdiction.

5.3

The Parties hereby confirm and warrant that they have had the opportunity to take legal advice, and that this Settlement Deed constitutes a legally binding, valid and enforceable obligation on the Parties.

5.4

Each Party confirms that if any claim, action, suit or proceeding is brought in any jurisdiction arising directly or indirectly out of, related to or in connection with the Dispute and DSA (as amended), this Settlement Deed is intended to be and shall be a complete defence thereto.

6.	CONFIDENTIALITY

6.1

Each Party agrees that the fact of settlement, the content and existence of this Settlement Deed and its terms, and the substance of all negotiations in connection with this Settlement Deed, are confidential to the Parties and their advisers who shall not disclose or otherwise communicate the same to any other person except:

(a)	to its auditors, legal advisers, insurers and/or group companies (to whom the confidentiality obligations set out in this Settlement Deed shall extend);

(b)

where that Party is under a legal or regulatory obligation to make such disclosure, including without limitation disclosures required in periodic reports, current reports or other filings required under applicable securities laws or market regulations, but limited to the extent of that legal obligation;

(c)	to the extent that it is already in the public domain (other than as a result of a Party's breach of this Settlement Deed); or

(d)	with the prior written consent of the other Party.

6.2

Notwithstanding the foregoing, nothing in this Agreement shall prohibit either Party from (a) making disclosures which it determines in good faith to be required under applicable securities laws or market regulations; (b) responding to a lawful subpoena or other compulsory legal process or (c) providing records or truthful testimony in any legal, regulatory or administrative proceeding or investigation.

6.3

Each Party agrees to take all reasonable steps to make its employees and agents aware of the terms of clause 6.1 above and to instruct its employees and agents to observe those terms, such employees and agents only to be so aware where strictly necessary.

7.	THIRD PARTY RIGHTS

7.1	This Settlement Deed does not give rise to any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Settlement Deed.

8.	ENTIRE AGREEMENT

8.1

This Settlement Deed sets out the entire agreement between the Parties in relation to the subject matter of the same and supersedes any previous agreement relating to such subject matter, whether written or oral. Each Party acknowledges and agrees that in entering into this Settlement Deed it places no reliance on any representation or warranty in relation to the subject matter of this Settlement Deed other than as expressly set out in this Settlement Deed, nor shall it have any remedy in relation to the subject matter of the same save as expressly set out in this Settlement Deed. Nothing in this Settlement Deed shall operate to exclude or restrict any remedy or liability for fraud or fraudulent misrepresentation.

9.	VARIATION

9.1	Any variation of this Settlement Deed shall be in writing and signed by or on behalf of each Party.

10.	COSTS

10.1	Each Party shall bear their own costs (legal and otherwise) in respect of the negotiation and execution of this Deed and in respect of the performance of their respective obligations hereunder.

11.	GOVERNING LAW

11.1	This Settlement Deed shall be governed by and construed in all respects in accordance with the laws of Northern Ireland.

12.	JURISDICTION

12.1

Any dispute arising out of or in connection with this Settlement Deed, including any question regarding its existence, validity or termination shall be referred to and finally resolved by the exclusive jurisdiction of the Courts of Northern Ireland.

13.	COUNTERPARTS

13.1

This Settlement Deed may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement. Transmission of an executed counterpart of this Settlement Deed by email (in PDF, JPEG or other agreed format) shall take effect as delivery of an executed counterpart of this Settlement Deed.

IN WITNESS this Deed has been executed as a Deed on the above date.

EXECUTED AS A DEED

For and on behalf of NORBROOK LABORATORIES LIMITED by:

Director

Director

EXECUTED AS A DEED

For and on behalf of IMMUCELL CORPORATION by:

President